CERTIFICATE OF DESIGNATIONS, POWERS,

PREFERENCES AND RIGHTS OF THE

 SERIES C CONVERTIBLE PREFERRED STOCK

($0.0001 PAR VALUE PER SHARE)

OF

PEGASUS TEL, INC.

A DELAWARE CORPORATION

PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

PEGASUS TEL, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”),

DOES HEREBY CERTIFY that, pursuant to authority conferred upon the Board of Directors of the Company (the “Board”) by the Certificate of Incorporation of, and pursuant to the provisions of SECTION 151 of the Delaware General Corporation Law, there hereby is created out of the ten million (10,000,000) shares of Preferred Stock authorized in the Certificate of Incorporation (the “Preferred Stock”), a Series of the Preferred Stock consisting of one million (1,000,000) shares, $0.0001 par value per share, to be designated “Series C Convertible Preferred Stock,” and to that end the Board adopted a resolution providing for the designation, powers, preferences, and rights, and the qualifications, limitations and restrictions, of the Series C Convertible Preferred Stock, which resolution is as follows:

RESOLVED that the Certificate of the Designations, Powers, Preferences, and Rights of the Series C Convertible Preferred Stock (“Certificate of Designation”) be and is hereby authorized and approved, which Certificate of Designation shall be filed with the Delaware Secretary of State in the form as follows:

1) DESIGNATIONS AND AMOUNT.  One Million (1,000,000) shares of the Preferred Stock of the Company, $0.0001 par value per share, shall constitute a class of Preferred Stock designated as “Series C Convertible Preferred Stock” (the “Series C Stock”) with a face value of $0.0001 per share (the “Face Amount”).  The Holder will be issued shares of the Series C Stock in denominations of 1,000 shares.  After the initial issuance of shares of Series C Stock, no additional shares of Series C Stock may be issued by the Company except as provided herein.

2) VOTING.  Holders of the Series C  Preferred Stock shall have Three Hundred and Fifty (350) times that number of votes on all matters submitted to the shareholders that is equal to the number of shares of Common Stock (rounded to the nearest whole number) into which such holder’s shares of Series C  Preferred Stock are then, as provided in SECTION 3, at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is affected.

3) CONVERSION.

a. CONVERSION AT THE OPTION OF THE COMPANY OR HOLDER.  The Company or the Holder shall have the right, at the Company’s or Holder’s option, as the case may be, at any time or from time to time from and after the day immediately following the date the Series C Stock is first issued, to convert each share of Series C Stock into ten (10) fully-paid and non-assessable shares of Common Stock (“Voluntary Conversion”).

b.  MECHANICS OF CONVERSION.

In order to effect a Conversion by the Company, the Company shall promptly notify the Holder at the last registered address with the Company as to the election by the Company to convert the Series C Stock, the name and amount of shares into which the Holder’s Series C Stock will be converted and the effective date of the Conversion (the “Effective Date”).  The Holder’s Series C Stock will be cancelled on the books and records of the Company at the close of business on the Effective Date.

In order to effect a Conversion by the Holder, the Holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion (attached hereto) to the Company for the Common Stock and (y) surrender or cause to be surrendered the original certificates representing the Series C Stock being converted (the “Preferred Stock Certificates”), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Company or the transfer agent. The Company shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Company or the transfer agent as provided above, or the Holder notifies the Company or the transfer agent that such certificates have been lost, stolen or destroyed (subject to the requirements of SECTION 11).

“Conversion Date” means the date specified in the Notice of Conversion in the form attached hereto, so long as the copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Company before Midnight, New York City time, on the Conversion Date indicated in the Notice of Conversion.  If the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date a Holder faxes or otherwise delivers the Notice of Conversion to the Company.

i. Delivery of Common Stock Upon Conversion.  The Company shall, no later than the second business day following the Effective Date issue and deliver to the Holder (x) that number of shares of Common Stock issuable upon conversion of such shares of Series C Stock being converted and (y) a certificate representing the number of shares of Series C Stock not being converted, if any.  In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Borrower’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, upon request of the Holder and its compliance with the provisions contained in this paragraph, so long as the certificates therefor do not bear a legend and the Holder thereof is not obligated to return such certificate for the placement of a legend thereon, the Corporation shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission system.

ii. Taxes. The Corporation shall pay any and all taxes and all other reasonable expenses, which may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of Series C Stock.

iii. No Fractional Shares. If any conversion of Series C Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Series C Stock shall be the next higher whole number of shares.

c. RESERVATION OF COMMON STOCK.  The Company shall at all times reserve and keep available authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Stock. Such number of its shares of Common stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Stock, in addition to such other remedies as shall be available to the holder of such Series C Stock, the Company shall take such corporate action as may, in the opinion of counsel, be necessary to increase, and shall increase, its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

4) NO REISSUANCE OF SERIES C STOCK.  In the event any shares of Series C Stock shall be converted pursuant to SECTION 3 or otherwise reacquired by the Company, the shares so converted or reacquired shall be cancelled.  The Certificate of Incorporation of the Company may be appropriately amended from time to time to effect the corresponding reduction in the Company’s authorized capital stock.

a. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Series C Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for that purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

b. The Company shall pay all documentary, stamp, or other transactional taxes attributable to the issuance of delivery of shares of capital stock of the Company upon conversion of any shares of Series C Stock; provided, however, that the company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series C Stock in respect of which such shares are being issued.

c. All shares of Common Stock, which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Company, be validly issued, fully paid and non-assessable and free from all taxes (except income taxes), liens, or charges with respect thereto.

5) RANK.  Except as specifically provided below, the Series C Stock shall, with respect to dividend rights, rights on redemption and rights on liquidation, winding up and dissolution, rank senior to (i) all classes of Common Stock, $0.0001 par value per shares, of the Company (the “Common Stock”) and (ii) any class or series of capital stock of the Company hereafter created (unless, with the consent of the Holder(s) of Series C Stock).

6) LIQUIDATION PREFERENCE.

a. If the Company shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writings its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the company shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event, the Company shall liquidate, dissolve or wind up, or if the company shall otherwise liquidate, dissolve or wind up (a “Liquidation Event”), no distribution shall be made to the Holders of any shares of capital stock of the Company (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto the Holders of shares of Series C Stock shall have received the Liquidation Preference with respect to each shares.

b. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company.  Neither the consolidation nor merger of the Company with or into any other entity nor the sale or transfer by the Company of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

c. The “Liquidation Preference” with respect to a share of Series C Stock means an amount equal to the Face Amount thereof.  The Liquidation Preference with respect to any other security shall be as set forth in the Certificate of Designation filed in respect thereof.

7) DIVIDENDS.  The holders of shares of Series C Stock shall be entitled to receive dividends with respect thereto (“Preferred Dividends”) if, as and when declared by the Board of Directors of the Company (the “Board”) out of assets of the Company legally available for payment thereof.

8) VOTING RIGHTS.

a. The Holders of the Series C Stock have no voting power whatsoever, except as otherwise provided by the Delaware General Corporation Law (the “Business Corporation Law”), in this SECTION 8 and in SECTION 9 below.

b. To the extent that under the Business Corporation Law the vote of the Holders of the Series C stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series C Stock represented at a duly held meeting at which quorum is present or by written consent of a majority of the shares of

Series C stock (except as otherwise may be required under the Business Corporation Law) shall constitute the approval of such action by the class.  To the extent that under the Business Corporation Law Holders of the Series C Stock are entitled to vote on a matter with Holders of Common Stock, voting together as one class, each shares of Series C Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is convertible.

9) PROTECTION PROVISIONS.

a. So long as any shares of Series C Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by the Business Corporation Law) of the Holders of at least a majority of the then outstanding shares of Series C Stock:

i. Alter or change the rights, preferences or privileges of the Series C Stock;

ii. Alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series C Stock;

iii. Create any new class or series of capital stock having a preference over the Series C Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company (as previously defined, “Senior Securities”);

iv. Create any new class or series of capital stock ranking pari passu with the Series C Stock as to distribution of assets upon liquidation, dissolution or winding up of the company (as previously defined, “Pari Passu Securities”);

v. Increase the authorized number of shares of Series C Stock;

vi. Issue any additional shares of Senior Securities; or

vii. Redeem, or declare or pay any cash dividend or distribution on, any Junior Securities.

If Holders of at least a majority of the then outstanding shares of Series C Stock agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series C Stock pursuant to subsection (i) above, then the Company shall deliver notice of such approved change to the Holders of the Series C Stock that did not agree to such alteration or change (the “Dissenting Holders”) and the dissenting Holders shall have the right, for a period of thirty (30) days, to convert pursuant to the terms of this Certificate of Designation as they existed prior to such alteration or change or to continue to hold their shares of Series C Stock.

10) MERGER, CONSOLIDATION, ETC.

a. If at any time or from time to time there shall be (i) a merger, or consolidation of the Company with or into another corporation, (ii) the sale of all or substantially all of the Company’s capital stock or assets to any other person, (iii) any other form of business combination or reorganization in which the company shall not be the continuing or surviving entity of such business combination or reorganization, or (iv) any transaction or Series of transactions by the company in which in excess of 50 percent of the

Company’s voting power is transferred (each, a “Reorganization”), then as a part of such Reorganization, provision shall be made so that the holders of the Series C Stock shall thereafter be entitled to receive upon conversion of the Series C Stock, the same kind and amount of stock or other securities or property (including cash) of the Company, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such shares of Series C Stock had been converted immediately prior to the effective time of Such Reorganization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this SECTION 10 to the end that the provisions of this SECTION 10 (including adjustment of the Conversion Value then in effect and the number of shares of Common Stock or other securities issuable upon conversion of such shares of Series C Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

b. The provisions of this SECTION 10 are in addition to and not in lieu of the provisions of SECTION 8 hereof.

11) NO IMPAIRMENT.  The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Stock against impairment.

12) LOST OR STOLEN CERTIFICATES.  Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred Stock Certificate(s) of like tenor and date.  However, the Company shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the Series C Stock is converted into Common Stock.

IN WITNESS WHEREOF, PEGASUS TEL, INC. has caused this Certificate of Designation to be executed this June 13, 2011.

       PEGASUS TEL, INC.

_____________________

ANTHONY DIBIASE